                                                                    EXHIBIT 11.1


           HOME HEALTH CORPORATION OF AMERICA, INC.  AND SUBSIDIARIES

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

The following calculation is submitted in accordance with the Securities Act of 1934:

                                                  Three months ended                      Three months ended
                                                  September 30, 1997                      September 30, 1996
                                         -----------------------------------    -----------------------------------
                                             Primary         Fully diluted          Primary          Fully diluted
                                         -------------    ------------------    -------------     -----------------
                                                        (amounts in thousands, except per share data)

Net income...........................           $2,028                $2,028           $1,355                $1,355

Dividends on preferred stock.........                -                     -               (6)                   (6)
Interest and dividends on
 convertible securities, net of                      -                     -                -                    28
 tax.................................

                                         -------------    ------------------    -------------     -----------------
Net income available to common
 stockholders........................           $2,028                $2,028           $1,349                $1,377

                                         =============    ==================    =============     =================

Weighted average number of maximum
 shares outstanding during
 period..............................            9,149                 9,149            8,024                 8,024

Shares assumed issued in connection
 with a merger and upon conversion
 of convertible securities, as of
 the beginning of the period.........               -                     -                -                   452

Weighted average number of maximum
 shares subject to exercise under
 outstanding stock options and
 warrants, net of  treasury shares
 assumed repurchased.................              152                   182              158                   163
                                          ------------     -----------------    -------------      -----------------
Weighted average number of common
 and common equivalent shares
 outstanding.........................            9,301                 9,331            8,182                 8,639
                                          =============    ==================    =============     =================

Net income per share.................           $ 0.22                $ 0.22            $0.16                 $0.16
                                          =============    ==================    =============     =================